                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): February 21, 2003

                            MAGNA ENTERTAINMENT CORP.
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
-------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


             000-30578                                98-0208374
-------------------------------------   ---------------------------------------
      (Commission File Number)            (I.R.S. Employer Identification No.)


           337 MAGNA DRIVE, AURORA, ONTARIO, CANADA      L4G 7K1
-------------------------------------------------------------------------------
           (Address of Principal Executive Offices)    (Zip Code)


                                 (905) 726-2462
-------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                 Not Applicable
-------------------------------------------------------------------------------
          (Former Name or Former Address, if changed since Last Report)



ITEM 5.           OTHER EVENTS

On February 21, 2003, the Registrant issued a press release in which it announced its unaudited financial results for the fourth quarter and year ended December 31, 2002.

The full text of the press release issued by the Registrant is attached as
Exhibit 99 to this Current Report on Form 8-K.


ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS

(c)               Exhibits

Exhibit 99        Copy of Registrant's press release dated February 21, 2003.




                                                              Page 1 of 19 pages

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       MAGNA ENTERTAINMENT CORP.
                                             (Registrant)




Date: February 25, 2003                by:       /s/Gary M. Cohn
                                           ---------------------------
                                             Gary M. Cohn, Secretary

[MEC LOGO]                                        MAGNA ENTERTAINMENT CORP.

                                                  337 Magna Drive
                                                  Aurora, Ontario,
                                                  Canada  L4G 7K1
                                                  Tel (905) 726-2462
                                                  Fax (905) 726-2585



                                  PRESS RELEASE
                            MAGNA ENTERTAINMENT CORP.
                  ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND
                          YEAR ENDED DECEMBER 31, 2002

FEBRUARY 21, 2003, AURORA, ONTARIO, CANADA......MAGNA ENTERTAINMENT CORP.
("MEC") (NASDAQ: MIEC; TSX: MIE.A) today reported its financial results for the fourth quarter and year ended December 31, 2002.



                                                     Year Ended          Three Months Ended
                                                    December 31,            December 31,
                                                 2002         2001        2002        2001
                                              ---------    ---------   ---------    ---------
                                                                (unaudited)
Revenues                                      $ 549,221    $ 519,061   $ 106,821    $  92,511
Earnings (loss) before interest, taxes,
depreciation and amortization ("EBITDA")      $     553    $  51,689   $ (32,809)   $  (1,127)

Net income (loss)                             $ (14,395)   $  13,464   $ (24,350)   $  (5,014)

Diluted earnings (loss) per share             $   (0.14)   $    0.16   $   (0.23)   $   (0.06)

RESULTS EXCLUDING THE SALE OF NON-CORE REAL
ESTATE AND WRITE-DOWNS

Revenues                                      $ 540,330    $ 478,461   $ 106,396    $  92,147

EBITDA                                        $  21,696    $  31,260   $  (9,581)   $  (4,467)

Net income (loss)                             $  (1,963)   $   1,407   $ (10,611)   $  (7,036)

Diluted earnings (loss) per share             $   (0.02)   $    0.02   $   (0.10)   $   (0.08)


RESULTS INCLUDING THE SALE OF NON-CORE REAL
ESTATE AND EXCLUDING WRITE-DOWNS

Revenues                                      $ 549,221    $ 519,061   $ 106,821    $  92,511

EBITDA                                        $  23,869    $  51,689   $  (9,493)   $  (1,127)

Net income (loss)                             $    (602)   $  13,464   $ (10,557)   $  (5,014)

Diluted earnings (loss) per share             $   (0.01)   $    0.16   $   (0.10)   $   (0.06)


ALL AMOUNTS ARE REPORTED IN U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES.

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "The fourth quarter of 2002 was a pivotal period for MEC. We completed the acquisitions of Lone Star Park at Grand Prairie and The Maryland Jockey Club. We also took an important step with respect to the acquisition of Flamboro Downs (the final closing of which remains subject to regulatory approval, but is expected to occur during the first quarter). These three businesses generated a combined EBITDA of approximately $22 million during 2002. Our goal is to improve these results, as well as those at our other business units, going forward. We also opened Palm Meadows, our world class thoroughbred training center near Gulfstream Park in Florida, which has already had a positive impact on racing during Gulfstream's 2003 meet to date.

On the financing side, we realized $72 million on the issuance of convertible subordinated notes and $45 million from the sale of non-core real estate. At year-end, after paying for the Lone Star, MJC and Flamboro transactions, we had cash on hand of $88 million and unused and available credit facilities of approximately $50 million.

EBITDA during the quarter, excluding the sale of non-core real estate and write-downs, amounted to a loss of $9.6 million compared to a loss of $4.5 million in the same quarter last year.

The major reasons for the decline were a write-off of asset values recorded on a prior year's acquisition, higher insurance and utility costs, costs associated with the launch of XpressBet(TM) in California and HRTV(TM) and a weak economy in many of the markets in which we operate. Losses incurred at Lone Star Park and The Maryland Jockey Club between their dates of acquisition and year-end, which arose because their primary race meets for the year were completed prior to acquisition, contributed to the decline.

In addition, we incurred costs attempting to improve the regulatory framework for a variety of our business operations. We also retained a number of experts to advise on matters relating to possible alternative gaming at our racetracks in 2002.

Finally, we recently completed the annual exercise of re-evaluating the carrying value of approximately $800 million of long-lived and intangible assets. The result was that we recorded a non-cash write-down of $23 million in the fourth quarter of 2002, which is more fully explained below.

The combination of these factors resulted in an overall net loss for the quarter of $24.4 million for the quarter and $14.4 million for the full year.

A major highlight since the year-end was the successful running of the inaugural Sunshine Millions(TM), thoroughbred racing's newest event. This event was conceived and produced by MEC. The Sunshine Millions(TM) featured large fields with head to head competition between California and Florida thoroughbreds. The eight Sunshine Millions(TM) races, which were run at two of MEC's premier properties, Santa Anita and Gulfstream, were heavily supported by breeders and owners from California and Florida. The event, which contributed to increases in attendance and handle for the day across our entire network of racetracks of 41% and 32%, respectively, was covered on a national broadcast on NBC and demonstrates what can be done to grow our business in the future.

Despite the net loss during the quarter and for the year, our basic strategy remains intact. Today we are North America's number one owner and operator of horse racetracks and related pari-mutuel wagering operations, a position that will benefit MEC and its stakeholders in the years ahead."

In accordance with Financial Accounting Standards Board Statement No.144, "Accounting for the Impairment or Disposal of Long-Lived Assets", and Statement No.142, "Goodwill and other Intangible Assets", our long-lived assets and racing licenses were tested for impairment after completion of our annual business planning process. At our Remington Park and Great Lakes Downs racetracks, the carrying value of our assets exceeded their fair value and accordingly we recognized an impairment in value of $14.7 million related to long-lived assets and an impairment in value of racing licenses of $2.8 million in the fourth quarter of 2002.

As previously disclosed, in November 2002, we entered into an agreement with the East Bay Regional Park District, a California Special District, to sell approximately 16 acres of excess real estate located at Golden Gate Fields in Berkeley, California. The value of the consideration to be received for the real estate, excluding certain tax benefits of $1.4 million, is $8.5 million. The carrying value of the property was $14.3 million which was based on an allocation of the purchase price for the Golden Gate Fields acquisition in 1999. The transaction is expected to close in the third quarter of 2003, subject to certain conditions, including completion by the purchaser of certain due diligence procedures. In the fourth quarter of 2002, we recorded a write-down of this real estate which resulted in a loss before and after income taxes of $5.8 million and $2.4 million, respectively.

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect the seasonality of our business to gradually diminish as our recent acquisitions, off-track betting ("OTB") and account wagering initiatives evolve.

Our financial results for the fourth quarter of 2002 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations except for Lone Star Park at Grand Prairie and The Maryland Jockey Club, which were acquired in the fourth quarter and whose results have been reflected for the period subsequent to their acquisition dates. In addition, Ontario Racing Inc., which owns Flamboro Downs, has been equity accounted for in the fourth quarter commencing October 18, 2002. The comparative results for the fourth quarter of 2001 do not reflect the current year acquisitions or the operations of XpressBet(TM) under its California license, which commenced on January 25, 2002.

Revenues, excluding proceeds on the sale of non-core real estate, were $540.3 million in 2002, compared to $478.5 million in 2001, an increase of $61.9 million or 12.9%. The increase resulted primarily from additional live race days at Gulfstream, the acquisition of MEC Pennsylvania in April 2001 and Multnomah Greyhound Park in October 2001, the lease of Portland Meadows in July 2001 and the acquisition of Lone Star Park in October 2002 and The Maryland Jockey Club in November 2002, the launch of XpressBet(TM) in California in January 2002 and increased wagering at Santa Anita Park, partially offset by decreased revenues at certain of our racetracks as a result of lower average daily attendance, fewer live race days and a generally weak U.S. economy.

EBITDA, excluding gains on the sale of non-core real estate and write-downs, decreased $9.6 million to $21.7 million in 2002 and was a loss of $9.6 million for the fourth quarter ended December 31, 2002 compared to a loss of $4.5 million in the prior year period. The decline in EBITDA is partially attributable to operating cost increases related to insurance and utilities that have negatively impacted results in 2002. Insurance costs, excluding current year acquisitions, increased $0.7 million and $3.6 million, respectively, for the fourth quarter of 2002 and on a full year basis compared to the prior year periods. Utility costs, excluding current year acquisitions, increased $0.2 million and $0.8 million, respectively, for the fourth quarter of 2002 and on a full year basis compared to the prior year periods. We have also incurred higher general and administrative costs at our corporate head office in order to provide additional management to achieve our strategic plan. In addition, we have incurred operating losses related to the startup of XpressBet(TM) in California and HorseRacing TV(TM) of approximately $3.2 million in 2002, which have negatively impacted our results.

Revenue on the sale of non-core real estate in 2002 was $8.9 million, resulting in a gain of $2.2 million, compared to revenue in 2001 of $40.6 million and a gain of $20.4 million. Revenue on the sale of non-core real estate in the fourth quarter of 2002 was $0.4 million, resulting in a gain of $0.1 million, compared to revenue in the fourth quarter of 2001 of $3.4 million and a gain of $3.3 million. We continue to market our remaining non-core real estate and expect to sell the remainder over the next year, however, the timing of future sales cannot at this time be stated with certainty.

Net income, excluding gains on the sale of non-core real estate and write-downs, decreased $3.4 million to a loss of $2.0 million in 2002 compared to 2001 and decreased $3.6 million in the fourth quarter of 2002 compared to the 2001 quarter. Diluted loss per share, excluding gains on the sale of non-core real estate and write-downs, increased $0.02 per share for the fourth quarter of 2002 compared to the prior year period.

During 2002, cash provided from operations before changes in non-cash working capital was $19.7 million. Total cash used in investment activities during the year was $226.2 million, which included $146.3 million for acquisitions, primarily for Lone Star Park and The Maryland Jockey Club, real estate property and fixed asset additions of $107.2 million and other asset additions of $26.6 million, partially offset by proceeds on the sale of non-core real estate of $53.9 million.

MEC confirmed that it has reached agreement with the property owner on an extension of the site lease for Bay Meadows Racecourse. The extension runs through December 31, 2003, subject to a further one year extension at the landlord's option.

MEC also announced a pending change in its stock symbols. Commencing February 26, 2003, the Class A Subordinate Voting Stock of Magna Entertainment Corp. will be traded on the Nasdaq National Market under the trading symbol "MECA" and on the Toronto Stock Exchange ("TSX") under the trading symbol "MEC.A".

MEC, North America's number one owner and operator of horse racetracks, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities, and owns and operates a national account wagering system called XpressBet(TM).

We will hold a conference call to discuss our fourth quarter 2002 and year end results on February 21, 2003 at 3:30 p.m. New York time. The number to use for this call is 1-800-346-5998. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6696. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; our ability to obtain additional financing; the impact of inclement weather; and our ability to integrate recent and pending racetrack acquisitions. In this regard, readers are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent public filings. The Company disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.


For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
-------------------------------------------------------------------------------
[UNAUDITED]
[U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE FIGURES]
-------------------------------------------------------------------------------

                                                THREE MONTHS ENDED           YEAR ENDED
                                                    DECEMBER 31,             DECEMBER 31,
---------------------------------------------------------------------------------------------
                                                 2002         2001        2002         2001
---------------------------------------------------------------------------------------------
REVENUES
Racing
  Gross wagering                              $  81,643    $  72,407   $ 450,732    $ 393,981
  Non-wagering                                   20,301       14,580      71,889       65,430
---------------------------------------------------------------------------------------------
                                                101,944       86,987     522,621      459,411
---------------------------------------------------------------------------------------------
Real estate
  Sale of real estate                               425        3,364       8,891       40,600
  Rental and other                                4,452        5,160      17,709       19,050
---------------------------------------------------------------------------------------------
                                                  4,877        8,524      26,600       59,650
---------------------------------------------------------------------------------------------
                                                106,821       95,511     549,221      519,061
---------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Racing
  Purses, awards and other                       45,919       45,172     276,019      243,389
  Operating costs                                51,945       34,614     183,370      152,561
  General and administrative                     14,003        9,690      41,522       31,092
---------------------------------------------------------------------------------------------
                                                111,867       89,476     500,911      427,042
---------------------------------------------------------------------------------------------
Real estate
  Cost of real estate sold                          337           24       6,718       20,171
  Operating costs                                 3,516        5,907      13,621       15,789
  General and administrative                        452          301       2,266        1,130
---------------------------------------------------------------------------------------------
                                                  4,305        6,232      22,605       37,090
---------------------------------------------------------------------------------------------
Predevelopment and other costs                      605          930       2,299        3,240
Depreciation and amortization                     6,150        6,834      22,834       26,194
Interest expense, net                             1,016          322         709        2,682
Write-down of long-lived and intangible assets   17,493         --        17,493         --
Write-down of excess real estate                  5,823         --         5,823         --
Equity income                                      (463)        --          (463)        --
---------------------------------------------------------------------------------------------
                                                146,796      103,794     572,211      496,248
---------------------------------------------------------------------------------------------
Income (loss) before income taxes               (39,975)      (8,283)    (22,990)      22,813
Income tax provision (benefit)                  (15,625)      (3,269)     (8,595)       9,349
---------------------------------------------------------------------------------------------
Net income (loss)                               (24,350)      (5,014)    (14,395)      13,464
Other comprehensive income (loss)
  Foreign currency translation adjustment         6,698       (3,080)     16,335       (9,062)
  Change in fair value of interest rate swap     (1,306)        --        (1,306)        --
---------------------------------------------------------------------------------------------
Comprehensive income (loss)                   $ (18,958)   $  (8,094)  $     634    $   4,402
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Earnings (loss) per share of Class A
  Subordinate Voting Stock, Class B Stock
  or Exchangeable Share:
      Basic                                   $   (0.23)   $   (0.06)  $   (0.14)   $    0.16
      Diluted                                 $   (0.23)   $   (0.06)  $   (0.14)   $    0.16
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------
Average number of shares of Class A
  Subordinate Voting Stock, Class B Stock
  and Exchangeable Shares outstanding during
  the period [in thousands]:
      Basic                                     107,112       83,956     100,674       82,930
      Diluted                                   107,112       83,956     100,674       83,242
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
[UNAUDITED]
[U.S. DOLLARS IN THOUSANDS]
-------------------------------------------------------------------------------

                                                          THREE MONTHS ENDED           YEAR ENDED
                                                             DECEMBER 31,              DECEMBER 31,
--------------------------------------------------------------------------------------------------------
                                                           2002        2001         2002         2001
--------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM (USED FOR):

OPERATING ACTIVITIES
Net income (loss)                                      $ (24,350)   $  (5,014)   $ (14,395)   $  13,464
Items not involving current cash flows                    19,920       17,323       34,138       12,847
--------------------------------------------------------------------------------------------------------
                                                          (4,430)      12,309       19,743       26,311
Changes in non-cash working capital                        5,500       (7,039)         443         (682)
--------------------------------------------------------------------------------------------------------
                                                           1,070        5,270       20,186       25,629
--------------------------------------------------------------------------------------------------------

INVESTMENT ACTIVITIES
Acquisition of businesses, net of cash                  (145,710)      (2,916)    (146,304)     (23,951)
Real estate property and fixed asset additions           (35,343)     (13,368)    (107,165)     (38,862)
Other assets additions                                   (13,313)        (842)     (26,653)      (1,208)
Proceeds on real estate sold to a related party           42,363       12,436       42,363       12,436
Proceeds on disposal of real estate                        2,401        7,246       11,510       44,039
--------------------------------------------------------------------------------------------------------
                                                        (149,602)       2,556     (226,249)      (7,546)
--------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness                  49,475         --         49,475       (7,609)
Repayment of long-term debt, net                          (5,404)     (10,597)     (14,922)      (3,026)
Issuance of share capital                                     29         --        142,422          476
Issuance of convertible subordinated notes                72,200         --         72,200         --
--------------------------------------------------------------------------------------------------------
                                                         116,300      (10,597)     249,175      (10,159)
--------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash
  and cash equivalents                                     2,161         (874)       5,357         (688)
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents
  during the period                                      (30,071)      (3,645)      48,469        7,236
Cash and cash equivalents, beginning of period           117,752       42,857       39,212       31,976
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period               $  87,681    $  39,212    $  87,681    $  39,212
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
[UNAUDITED]
[U.S. DOLLARS AND SHARE AMOUNTS IN THOUSANDS]
-------------------------------------------------------------------------------

                                                              DECEMBER 31,   DECEMBER 31,
                                                                 2002           2001
------------------------------------------------------------------------------------------
                             ASSETS
------------------------------------------------------------------------------------------
CURRENT ASSETS:
   Cash and cash equivalents                                 $    87,681    $    39,212
   Restricted cash                                                18,692         18,782
   Accounts receivable                                            46,138         33,101
   Income taxes receivable                                         2,262           --
   Prepaid expenses and other                                      8,094          5,162
------------------------------------------------------------------------------------------
                                                                 162,867         96,257
------------------------------------------------------------------------------------------
Real estate properties, net                                      717,446        542,006
------------------------------------------------------------------------------------------
Fixed assets, net                                                 34,684         32,671
------------------------------------------------------------------------------------------
Other assets, net                                                329,705        179,665
------------------------------------------------------------------------------------------
Future tax assets                                                 12,103          7,174
------------------------------------------------------------------------------------------
                                                             $ 1,256,805    $   857,773
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

            LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
   Bank indebtedness                                         $    49,475    $      --
   Accounts payable and other liabilities                        112,749         78,337
   Income taxes payable                                             --            1,312
   Long-term debt due within one year                             15,049         18,133
------------------------------------------------------------------------------------------
                                                                 177,273         97,782
------------------------------------------------------------------------------------------
Long-term debt                                                   117,801         67,768
------------------------------------------------------------------------------------------
Convertible subordinated notes                                    72,233           --
------------------------------------------------------------------------------------------
Other long-term liabilities                                        8,405          2,576
------------------------------------------------------------------------------------------
Future tax liabilities                                           160,191        121,793
------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY:
Capital stock issued and outstanding -
   Class A Subordinate Voting Stock
      (issued:  2002 - 48,648; 2001 - 23,324)                    316,855        157,633
   Exchangeable Shares (issued:  2002 - nil; 2001 - 2,263)          --           16,800
   Class B Stock (issued:  2002 and 2001 - 58,466)               394,094        394,094
Contributed surplus                                               17,282          7,290
Retained earnings (deficit)                                       (2,921)        11,474
Accumulated comprehensive loss                                    (4,408)       (19,437)
------------------------------------------------------------------------------------------
                                                                 720,902        567,854
------------------------------------------------------------------------------------------
                                                             $ 1,256,805    $   857,773
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

                            MAGNA ENTERTAINMENT CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The Company's racing business is seasonal in nature. The Company's racing revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net income is earned in the first quarter of each year.

Certain comparative figures have been reclassified to conform to the current year's method of presentation.

2. ACCOUNTING CHANGE, ACQUISITIONS AND PRO-FORMA IMPACT

   [a]   Accounting Change

         Effective January 1, 2002, the Company implemented Financial Accounting Standards Board Statement No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets". SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning January 1, 2002.

   [b]   Acquisitions

         The following two acquisitions were accounted for using the purchase method:

         LONE STAR PARK AT GRAND PRAIRIE

         On October 23, 2002, the Company completed the acquisition of substantially all the operations and related assets of Lone Star Park at Grand Prairie, for a total cash purchase price, including transaction costs, of $79.1 million, net of cash acquired of $1.8 million. Lone Star Park at Grand Prairie operates Thoroughbred and American Quarter Horse race meets at its racetrack located near Dallas, Texas.

         THE MARYLAND JOCKEY CLUB

         On November 27, 2002, the Company completed the acquisition of a controlling interest in the Pimlico Race Course and Laurel Park, which are operated under the trade name "The Maryland Jockey Club ("MJC")", for a total purchase price, including transaction costs, of $84.9 million, net of cash acquired of $5.3 million. The total purchase price was satisfied by cash payments of $66.6 million and the obligation to pay $18.3 million, which bears interest at the six month London Inter-bank Offered Rate ("LIBOR"), upon the exercise of either the put or call option described below. Under the terms of the agreements, the Company acquired a 51% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc., the owner of Pimlico Race Course, a 51% voting interest and a 58% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc., the general partner and manager of Laurel Racing Association Limited Partnership ("LRALP"), the owner of Laurel Park, and the entire limited partnership interest in LRALP. The Company also purchased options from the De Francis family to buy their remaining voting and equity interests in MJC, which represent all of the minority interests, at any time during the period starting 48 months and ending 60 months after the closing of the transaction. The Company has also granted the De Francis family the option to sell such interests to the Company at any time during the first five years after the closing. In consideration for these options, the Company paid $18.4 million on closing and an additional $18.3 million, plus interest at the six month LIBOR, will be paid on exercise of the options. The put and call options are viewed, for accounting purposes, on a combined basis with the minority interest and accounted for as a financing of the Company's purchase of such minority interest. Accordingly, the Company has consolidated 100% of the operations of MJC from the date of acquisition. Pimlico Race Course, the home of the Preakness Stakes(R), the middle jewel in thoroughbred racing's Triple Crown, and Laurel Park, are located in the Baltimore, Maryland area.

         The purchase price of these acquisitions, which may be adjusted further, has been allocated to the assets and liabilities acquired as follows:


                                                    LONE STAR PARK      THE MARYLAND
                                                  AT GRAND PRAIRIE       JOCKEY CLUB      OTHER           TOTAL
         -----------------------------------------------------------------------------------------------------------
         Non-cash working capital                        $  (4,087)         $(12,159)     $(384)       $(16,630)
         Real estate properties and fixed assets            64,010            70,458        393         134,861
         Other assets                                       34,797            96,832        585         132,214
         Debt due within one year                              (62)           (1,041)         -          (1,103)
         Long-term debt                                    (15,563)          (25,489)         -         (41,052)
         Future taxes                                            -           (43,674)         -         (43,674)
         -----------------------------------------------------------------------------------------------------------
         Net assets acquired and total
         purchase price, net of cash acquired             $ 79,095          $ 84,927      $ 594        $164,616
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------
         The purchase consideration for these
         acquisitions is as follows:
         Cash                                             $ 79,095          $ 66,615      $ 594        $146,304
         Issuance of long-term debt                              -            18,312          -          18,312
         -----------------------------------------------------------------------------------------------------------
                                                          $ 79,095          $ 84,927      $ 594        $164,616
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------

         FLAMBORO DOWNS

         On October 18, 2002, the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located in Hamilton, Ontario, 45 miles west of Toronto, were acquired by Ontario Racing Inc. ("ORI"). The purchase price, net of cash, was approximately $55.9 million, consisting of a cash payment of $23.1 million on closing, with the remainder satisfied by ongoing payments under secured notes of approximately $32.8 million. Flamboro Downs also houses a gaming facility with 750 slot machines operated by the Ontario Lottery and Gaming Corporation. ORI is a former subsidiary of the Company that is presently owned by an employee of the Company. Five business days after the Company receives all necessary regulatory approvals for the acquisition of Flamboro Downs, the shares of ORI will be transferred to the Company. The results of operations of ORI, which owns Flamboro Downs, have been accounted for under the equity method pending receipt of the approvals, which are expected to be received in the first quarter of 2003.

        As of December 31, 2002, the Company has advanced $23.1 million to ORI, representing acquisition costs, which is recorded in other assets.

[c]     Impact of Accounting Change and Acquisitions

         The pro-forma impact of the implementation of SFAS 142 and our acquisitions is as follows (in thousands, except per share figures):


                                                      THREE MONTHS ENDED                      YEAR ENDED
                                                           DECEMBER 31,                      DECEMBER 31,
         REVENUES                                        2002             2001           2002             2001
         -----------------------------------------------------------------------------------------------------------
         Revenues as reported                           $106,821           $95,511       $549,221      $519,061
         Restatement for acquisitions                     20,345            38,165        159,117       207,189
         -----------------------------------------------------------------------------------------------------------

         Pro-forma revenues                             $127,166          $133,676       $708,338      $726,250
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------

         Pro-forma revenues excluding
            proceeds on the sale of
            real estate                                 $126,741          $130,312       $699,447      $685,650
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------


                                                         THREE MONTHS ENDED                   YEAR ENDED
                                                             DECEMBER 31,                     DECEMBER 31,
         NET INCOME                                      2002             2001           2002             2001
         -----------------------------------------------------------------------------------------------------------
         Net income (loss) as reported                  $(24,350)          $(5,014)      $(14,395)      $13,464
         Restatement for change in
            intangible assets amortization                     -             1,470             -          4,822
         Restatement for acquisitions                       (888)           (1,409)        1,521            405
         -----------------------------------------------------------------------------------------------------------
         Pro-forma net income (loss)                    $(25,238)          $(4,953)      $(12,874)      $18,691
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------

         Pro-forma net income (loss) excluding
            gains on the sale of real estate and
            write-downs                                 $(11,499)          $(6,975)         $(442)       $6,634
         -----------------------------------------------------------------------------------------------------------
         -----------------------------------------------------------------------------------------------------------



                                                          THREE MONTHS ENDED                  YEAR ENDED
         BASIC AND DILUTED                                    DECEMBER 31,                    DECEMBER 31,
         EARNINGS PER SHARE                              2002             2001           2002             2001
         --------------------------------------------------------------------------------------------------------------------
         Earnings (loss) per share as reported
              Basic and Diluted                           $(0.23)          $(0.06)         $(0.14)        $0.16
         Restatement for change in
            intangible assets amortization                     -             0.02               -          0.06
         Restatement for acquisitions                      (0.01)           (0.02)           0.02         (0.00)
         --------------------------------------------------------------------------------------------------------------------

         Pro-forma earnings (loss) per share
              Basic and Diluted                           $(0.24)          $(0.06)         $(0.12)        $0.22
         --------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------

         Pro-forma basic and diluted earnings
            (loss) per share excluding gains on
            the sale of real estate and
            write-downs                                   $(0.11)          $(0.08)          $0.00         $0.08
         --------------------------------------------------------------------------------------------------------------------
         --------------------------------------------------------------------------------------------------------------------


3. WRITE-DOWN OF LONG-LIVED AND INTANGIBLE ASSETS

Pursuant to Financial Accounting Standards Board Statement No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets", and SFAS 142, "Goodwill and Other Intangible Assets", the Company's long-lived assets and racing licenses were tested for impairment after completion of the Company's annual business planning process. As a result of declining attendance and related revenues at Remington Park and Great Lakes Downs, operating profits and cash flows were lower than expected in 2002. Based on these results, the earnings forecasts for these two racetracks were revised.

The fair value of the racetracks was determined using the discounted cash flow method, including a probability-weighted approach in considering the likelihood of possible outcomes. It also includes the estimated future cash flows associated with the racing licenses and long-lived assets directly associated with, and expected to arise as a direct result of, the use and disposition of those assets. The fair value determined was then compared to the carrying value of the racing licenses and long-lived assets in order to determine the amount of the impairment. The long-lived assets consist of fixed assets and real estate properties.

As a result of the assets' carrying value exceeding their fair value at Remington Park and Great Lakes Downs, the Company recognized an impairment of $14.7 million related to their long-lived assets, which has been allocated to the fixed assets and real estate properties on a pro-rata basis using the relative carrying values of the assets, and an impairment of racing licenses of $2.8 million in the fourth quarter of 2002.

4. WRITE-DOWN OF EXCESS REAL ESTATE

In November 2002, the Company entered into an agreement with the East Bay Regional Park District, a California Special District, to sell approximately 16 acres of excess real estate located at Golden Gate Fields in Berkeley, California. The value of the consideration to be received by the Company for the real estate, excluding certain tax benefits of $1.4 million, is $8.5 million. The carrying value of the property was $14.3 million which was based on an allocation of the purchase price for the Golden Gate Fields acquisition in 1999. The transaction is expected to close in the third quarter of 2003, subject to certain conditions, including the purchaser completing certain due diligence procedures. In 2002, the Company has recorded a write-down of this real estate which has resulted in a loss before income taxes and a loss after income taxes of $5.8 million and $2.4 million, respectively.

5. BANK INDEBTEDNESS

During the year, the Company entered into a credit agreement with respect to a senior, unsecured revolving credit facility for $100.0 million. The credit facility is available by way of U.S. dollar loans and letters of credit for general corporate purposes. The facility has been guaranteed by certain subsidiaries of the Company which own and operate Bay Meadows, Golden Gate Fields, Gulfstream Park, MEC Pennsylvania and The Maryland Jockey Club. As of December 31, 2002, the Company had borrowed $49.5 million and issued letters of credit totalling $20.0 million under the credit facility, such that $30.5 million was unused and available. Under the terms of the agreement, the amount available under the credit facility will be reduced to $50.0 million on April 30, 2003. The credit facility expires on October 10, 2003, unless extended with the consent of both parties. The loans under the facility bear interest at either the U.S. Base rate or LIBOR plus a margin based on the ratio of debt to earnings before interest, taxes, depreciation and amortization.

6. CONVERTIBLE SUBORDINATED NOTES

On December 2, 2002, the Company issued $75.0 million of 7.25% convertible subordinated notes which mature on December 15, 2009. The unsecured notes are convertible at any time at the option of the holders into shares of Class A Subordinate Voting Stock at a conversion price of $8.50 per share. The conversion price may be adjusted under certain circumstances. The notes are redeemable in whole or in part, at the Company's option, on or after December 21, 2005, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring on or after December 21, 2005 and before December 15, 2007, the closing price of the Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2002, all the notes remained outstanding.

The Company incurred issue expenses of $2.8 million, which have been recorded as a reduction of the outstanding notes balance. The notes balance will be accreted to its face value over the term to maturity.

7. CAPITAL STOCK

Changes in Class A Subordinate Voting Stock, Exchangeable Shares and Class B Stock for the year ended December 31, 2002 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):


                                            Class A Subordinate               Exchangeable
                                                Voting Stock                     Shares                    Class B Stock
                                           ---------------------         ----------------------         -------------------
                                            Number of     Stated          Number of      Stated         Number of    Stated
                                              Shares       Value           Shares         Value          Shares       Value
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     December 31, 2001                         23,324     $157,633           2,263       $16,800          58,466     $394,094
Issued under the Plan                              43          251               -             -               -            -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock                     282        2,093            (282)       (2,093)              -            -
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     March 31, 2002                            23,649     $159,977           1,981       $14,707          58,466     $394,094
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Issued on completion of
     public offering(i)                        23,000     $142,084               -             -               -            -
Issued on exercise of stock options                 6           29               -             -               -            -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock                     132          981            (132)         (981)              -            -
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     June 30, 2002                             46,787     $303,071           1,849       $13,726          58,466     $394,094
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Issued on exercise of stock options                 6           29               -             -               -            -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock                      25          190             (25)         (190)              -            -
------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     September 30, 2002                        46,818     $303,290           1,824       $13,536          58,466     $394,094
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Issued on exercise of stock options                 6           29               -             -               -            -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock (ii)              1,824       13,536          (1,824)      (13,536)              -            -
------------------------------------------------------------------------------------------------------------------------------
ISSUED AND OUTSTANDING AT
     DECEMBER 31, 2002                         48,648     $316,855               -   $          -         58,466     $394,094
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------


     (i) On April 10, 2002, the Company completed a public offering of 23 million shares of its Class A Subordinate Voting Stock, at a price to the public of $6.65 per share or Cdn. $10.60 per share in Canada. Expenses of the issue of approximately $10.9 million have been netted against the cash proceeds.

     (ii)On December 30, 2002, MEC Holdings (Canada) Inc. called for redemption all remaining outstanding Exchangeable Shares not held by the Company. The redemption call purchase price was satisfied in full upon delivery by the Company to each holder of outstanding Exchangeable Shares of one share of the Company's Class A Subordinate Voting Stock for each Exchangeable Share held. As such, the redemption did not require any expenditure of cash on the part of the Company or MEC Holdings (Canada) Inc.

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.9 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended December 31, 2002, 6,000 shares were issued on the exercise of stock options under the Plan. During the twelve months ended December 31, 2002, 60,900 shares were issued under the Plan, including 18,000 shares issued on the exercise of stock options.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the year ended December 31, 2002, 947,500 stock options were granted, 18,000 stock options were exercised and 21,000 stock options were cancelled. At December 31, 2002, there were 5,361,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 and a weighted average exercise price of $6.18.

There were 3,905,623 options exercisable at December 31, 2002 with a weighted average exercise price of $6.18.

8. EARNINGS (LOSS) PER SHARE

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings (loss) per share computations (in thousands except per share amounts):


                                                THREE MONTHS ENDED                                 YEAR ENDED
                                                   DECEMBER 31,                                   DECEMBER 31,
                                            2002                   2001                   2002                       2001
----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                        $(24,350)               $(5,014)               $(14,395)                   $13,464
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

                                         Basic and              Basic and               Basic and               Basic     Diluted
                                          Diluted                Diluted                 Diluted


Weighted Average Shares
Outstanding:
     Class A Subordinate
       Voting Stock                        46,936                23,162                   40,306                 18,911    19,223
     Class B Stock                         58,466                58,466                   58,466                 58,466    58,466
     Exchangeable Shares                    1,710                 2,328                    1,902                  5,553     5,553
----------------------------------------------------------------------------------------------------------------------------------
                                          107,112                83,956                  100,674                 82,930    83,242
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Earnings (Loss) Per Share                  $(0.23)               $(0.06)                  $(0.14)                 $0.16     $0.16
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

As a result of the net loss reported for the year ended December 31, 2002, and for the three months ended December 31, 2002 and 2001, there is no dilutive effect of the stock options and convertible notes.

9. COMMITMENTS AND CONTINGENCIES

[a] In connection with its acquisition of a controlling interest in The Maryland Jockey Club, Maryland Racing, Inc. ("MRI"), a wholly-owned subsidiary of the Company, has agreed with the Maryland Racing Commission to spend a minimum of $5.0 million by August 31, 2003, $5.0 million by December 31, 2003, and $5.0 million by June 30, 2004 on capital expenditures and renovations at Pimlico Race Course, Laurel Park, Bowie Training Center and related facilities and operations.

[b] Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project at the present time. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand and turf club. The aggregate carrying value at December 31, 2002 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $22.2 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

10. SEGMENT INFORMATION

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racing and real estate and other operations. The racing segment includes the operation of eleven thoroughbred racetracks, one standardbred racetrack, one greyhound track and three thoroughbred training centers. In addition, the racing segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate and other operations segment includes the operation of two golf courses and related facilities, residential housing developments adjacent to our golf courses and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The following summary presents key information by operating segment (in thousands):

                                                                         THREE MONTHS ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------------------
                                                                                       REAL ESTATE
                                                                                        AND OTHER
                                                                  RACING OPERATIONS     OPERATIONS          TOTAL
----------------------------------------------------------------------------------------------------------------------
Revenues                                                             $    101,944       $     4,877      $    106,821
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Loss before income taxes                                             $    (38,360)      $    (1,615)     $    (39,975)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Loss before income taxes and write-downs                             $    (15,044)      $    (1,615)     $    (16,659)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Real estate property and fixed asset additions                       $     34,077       $     1,266      $     35,343
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



                                                                         THREE MONTHS ENDED DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------------
                                                                                       REAL ESTATE
                                                                                        AND OTHER
                                                                  RACING OPERATIONS     OPERATIONS          TOTAL
----------------------------------------------------------------------------------------------------------------------
Revenues                                                             $     86,987       $     8,524      $     95,511
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                    $    (10,420)      $     2,137      $     (8,283)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Real estate property and fixed asset additions                       $      6,637       $     6,731      $     13,368
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


                                                                           YEAR ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------------------
                                                                                       REAL ESTATE
                                                                                        AND OTHER
                                                                  RACING OPERATIONS     OPERATIONS          TOTAL
----------------------------------------------------------------------------------------------------------------------
Revenues                                                             $    522,621       $    26,600      $    549,221
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Loss before income taxes                                             $    (22,903)      $       (87)     $    (22,990)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes and write-downs                    $        413       $       (87)     $        326
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Real estate property and fixed asset additions                       $     96,746       $    10,419      $    107,165
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



                                                                            YEAR ENDED DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------------
                                                                                       REAL ESTATE
                                                                                        AND OTHER
                                                                  RACING OPERATIONS     OPERATIONS          TOTAL
----------------------------------------------------------------------------------------------------------------------
Revenues                                                             $    459,411       $    59,650      $    519,061
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Income before income taxes                                           $      1,308       $    21,505      $     22,813
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

Real estate property and fixed asset additions                       $     24,343       $    14,519      $     38,862
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

11. TRANSACTIONS WITH RELATED PARTIES

In December 2002, the Company sold certain non-core real estate properties located in Canada, the United States and Europe to affiliates of Magna International Inc. ("Magna"), an entity holding a controlling interest in the Company, for total proceeds of $42.4 million, for use in their automotive business. The gain on the sale of the properties of approximately $10.0 million, net of tax, is reported as a contribution to equity.